EXHIBIT 99.1

DARLING INGREDIENTS REGRETFULLY ANNOUNCES THE PASSING OF
O. THOMAS ALBRECHT, A MEMBER OF THE BOARD SINCE 2002

Irving, Texas, December 7, 2015: It is with great sadness that Darling Ingredients Inc. (NYSE: DAR) announces the passing of O. Thomas Albrecht, longtime board member and friend on December 4, 2015.

Mr. Albrecht joined the Darling board in 2002, where he faithfully served as a director in various capacities. He most recently served as Chairman of the Compensation Committee and was also a member of the Nominating and Corporate Governance Committee.

“Tom was a close friend to many of us at Darling and we are forever grateful for his many contributions over his thirteen years of service. Tom was very instrumental in driving the unprecedented growth and success of Darling over the last 13 years,” said Randall Stuewe, Chairman and Chief Executive Officer of Darling Ingredients. “Tom will be greatly missed, and Darling employees and board members wish his family our sincerest condolences during this time.”

Born in 1946, Mr. Albrecht had a long successful career at McDonald’s from 1977 until his retirement in 2001. Most recently, from 1995 until March 2001, Mr. Albrecht served as a senior vice president and chief purchasing officer of McDonald’s Corporation. From March 2007 until October 2010, Mr. Albrecht served as President of R&J Construction Supply, Inc.

Mr. Albrecht brought to Darling an array of talents and experiences from his long tenure at McDonald’s Corporation. A proven senior executive, Mr. Albrecht provided a wealth of experience, both domestic and internationally, in areas such as supply and vendor management and strategic planning and implementation. Mr. Albrecht also served as Chairman of Darling’s compensation committee and brought a thorough understanding of compensation systems necessary to retain and attract talent.

ABOUT DARLING

Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty products for customers in the food, pet food, pharmaceutical, feed, technical, fuel, bioenergy, and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into broadly used and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients.  In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company's website at http://ir.darlingii.com.

For More Information, contact:
Melissa A. Gaither, Director of Investor Relations	251 O'Connor Ridge Blvd., Suite 300 Irving, Texas 75038 Phone: 972-717-0300